Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Capital Southwest Corporation and Subsidiaries of our report dated May 17, 2018, relating to the financial statements of I-45 SLF LLC, appearing in the Annual Report on Form 10-K of Capital Southwest Corporation and Subsidiaries for the year ended March 31, 2018.

/s/ RSM US LLP

Chicago, Illinois
August 30, 2018